Exhibit 10.5
TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT

STOCK OPTIONS (Director / Non-Contract)

Team Member:	#ParticipantName#
Personnel Number:	#EmployeeID#
Award:	Option to Purchase #QuantityGranted# Shares
Grant Date:	November 18, 2022
Exercise Price:	#GrantPrice#
Term:	Earlier of (i) ten (10) years; or (ii) dates set forth in Section 4
Type of Option:	Non-Qualified
Vesting Schedule:
	Vesting Date	Percent of Award Vested
	November 18, 2023	33 1/3%
	November 18, 2024	33 1/3%
	November 18, 2025	33 1/3%

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).

1.Terms and Conditions. The Award of Stock Options (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.
2.Definitions. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:
(i)    “Cause” is defined as a Termination of Employment as a result of the occurrence of one or more of the following events:
(a)    job-related misconduct or non-performance of duties;
(b)    violation of the policies of Tyson (including a violation of the Code of Conduct);
(c)    any willful and wrongful conduct or omission by you that injures Tyson;
(d)    any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
(e)    you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony, serious crime, job-related misdemeanor, or similar offense; or
(f)    your intentional or willful violation of any restrictive covenant or other agreement to which you are a party with Tyson.
For purposes of this Award Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall your Employer’s failure to notify you of the occurrence of any event constituting Cause, or failure to terminate you as a result of such event, be construed as a consent to the occurrence of that event or future events, whether or not similar to the initial occurrence, or a waiver of your Employer’s right to terminate you for Cause as a result thereof.

(ii)    “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.
(iii)    “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson or your Employer. If no long-term disability plan or policy was ever maintained on your behalf or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Code, and any regulations or rulings issued thereunder. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by the advice of a physician competent in the area to which such Disability relates.
(iv)    “Employer” shall mean, to the extent you are not directly employed by Tyson, the Affiliate that employs you.
(v)    “Good Reason” is defined as the occurrence of any one or more of the following actions or events without your written consent; provided that you may not rely on any particular action or event as a basis for terminating your employment for Good Reason unless you deliver a Notice of Good Reason based on that action or event within thirty (30) days of its initial occurrence and Tyson (or its Affiliates) has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of such Notice of Good Reason and you resign within thirty (30) days following such failure:
(a)    A material diminution in authority, duties or responsibilities (not merely a change in job title alone);
(b)    Greater than a fifteen percent (15%) decrease in the total of your then-current (i) base salary, (ii) target annual cash award opportunity under the Tyson Foods, Inc. Annual Incentive Plan, or any successors thereto, as such plan or its successors may be amended or restated from time to time, as determined by Tyson in its sole discretion, and (iii) target grant date value of the annual long-term incentive award under the Plan, as determined by Tyson in its sole discretion;
(c)    Transfer of your primary employment location beyond fifty (50) miles;
(d)    The failure by Tyson to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under this Award Agreement; or

(e)    Any action or event described in the above clauses (a)-(c) taken by Tyson prior to a Change in Control at the request of the other party to the Change in Control transaction or otherwise in contemplation of the closing of a Change in Control transaction.
(vi)    “Release” shall mean that specific document which your Employer shall present to you for consideration and execution after your Termination of Employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, your Employer, and the Affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson, your Employer, and their Affiliates and related parties (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.
(vii)    “Retirement” shall mean your voluntary Termination of Employment, if either (a) you have attained age sixty-two (62) as of the date of your Termination of Employment, or (b) you have attained age fifty-five (55) as of the date of your Termination of Employment, and the sum of your age plus your years of continuous service with Tyson and/or your Employer as of the date of your Termination of Employment is equal to sixty-five (65) or greater.
(viii)    “Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its Affiliates in interpreting the meaning of a Termination of Employment.
(ix)    “Tyson” means Tyson Foods, Inc. or any successor thereto.
3.Vesting.
3.1.Vesting Schedule and Forfeiture. The Award shall vest pursuant to the Vesting Schedule and shall be considered as fully earned and exercisable by you on each applicable Vesting Date, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, the unvested portion of the Award will be forfeited back to Tyson in the event of your Termination of Employment before a Vesting Date, except as otherwise provided in Sections 3.2 through 3.4. The events described in Sections 3.2 through 3.4 are referred to herein as “Vesting Events.”
3.2.Death or Disability. In the event your employment with Tyson is terminated due to death or Disability before the Award is vested in full, you shall fully vest in the unvested portion of the Award.

3.3.Retirement or Termination by Tyson without Cause. In the event your employment with Tyson is terminated due to Retirement, or in the event of your Termination of Employment by Tyson for reasons other than for Cause, before the Award is vested in full, you shall vest (contingent upon your timely execution and non-revocation of a Release in the event of Termination of Employment by Tyson for reasons other than for Cause) in a pro rata portion of any unvested portion of the Award determined by multiplying the total number of granted option shares by a fraction, the numerator of which is the total number of days that you were employed by your Employer between the Grant Date and your Termination of Employment and the denominator of which is the total number of days over the entire Vesting Schedule, less the number of any option shares that had vested prior to the Termination of Employment. In the event of such a termination, the option shares scheduled to vest under this Section 3.3 shall remain outstanding as of your Termination of Employment and shall vest and become exercisable only in the event that you execute and do not revoke the Release within the period of time specified by Tyson after the date of such termination (not to exceed sixty (60) days), and such option shares shall become exercisable upon the effective date of the Release, subject to Section 4.

3.4.Change in Control. Following a Change in Control that occurs before the Award becomes fully vested, you shall fully vest in the unvested portion of the Award upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event): (i) you experience a Termination of Employment by your Employer without Cause or (ii) you resign from your employment on account of Good Reason. The Award will be settled in the same form of consideration received by shareholders of Tyson Foods, Inc.’s Class A common stock in connection with the Change in Control transaction, unless the express terms of the documentation establishing the terms of the Change in Control provide otherwise.

4.Time of Exercise of Award. The Award will be exercisable upon the Vesting Dates and/or Vesting Events set forth in Section 3. In the event of your Termination of Employment, the vested portion of your Award shall no longer remain exercisable, except as follows:
4.1.Termination of Employment. Except as provided in Section 4.2 and Section 4.3, in the event of your Termination of Employment, your vested Award will remain exercisable for a period of three (3) months from the Termination of Employment, but not longer than ten (10) years from the Grant Date.
4.2.Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or Retirement, your vested Award will remain exercisable by you, or your designated beneficiary in the case of your death, for a period of thirty-six (36) months from the Termination of Employment, but not longer than ten (10) years from the Grant Date.
4.3.Termination by Tyson without Cause or by you for Good Reason. In the event your Termination of Employment is effected by Tyson without Cause or by you for Good Reason, contingent upon your timely execution and non-revocation of a Release, your vested Award will remain exercisable by you, for a period of thirty-six (36) months from the Termination of Employment, but not longer than ten (10) years from the Grant Date.

5.Manner of Exercise of Award. The vested portion of the Award may be exercised through any of the following methods as provided under the Plan:
5.1.Cash of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding;
5.2.Delivery to Tyson of the number of shares owned at least six (6) months at the time of exercise having a fair market value of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding;
5.3.Cashless exercise through a broker designated by Tyson, which shall account for, and include, any required tax withholding but not to exceed the required minimum statutory withholding;
5.4.Withholding of the number of shares having a fair market value of not less than the product of the Exercise Price multiplied by the number of shares to be purchased on exercise, plus the amount of any required tax withholding but not to exceed the required minimum statutory withholding; or
5.5.Unless the Award is no longer exercisable under the terms of Section 4 above, by accepting the terms herein you consent to have the options automatically exercise, using any of the above methods at Tyson’s sole discretion, either at the end of the period defined in Section 4.1 through Section 4.3, as applicable, or, if earlier, on the tenth (10th) anniversary of the Grant Date (or, if the 10th anniversary of the Grant Date is not a business day, the business day immediately preceding the 10th anniversary of the Grant Date), if the price per share of Tyson stock at the time of exercise is greater than the Exercise Price.
6.Withholding Taxes. Regardless of any action Tyson or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Tyson and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the exercise of the Award, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends, and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Tyson or your Employer shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority.

7.Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any applicable clawback policy of Tyson or any agreement between you and Tyson that provides for the clawback or recovery of any compensation earned or received by you, as in effect on the Grant Date, to any shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy or agreement without your further consent or action. Any clawback or recovery of shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock shall be administered in accordance with the provisions of the applicable clawback policy or other such agreement then in effect. For purposes of the foregoing, you expressly and explicitly authorize Tyson to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by Tyson to hold your shares of Stock and other amounts acquired pursuant to your Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to Tyson upon Tyson's enforcement of such policy or agreement. To the extent that the terms of this Award and any such policy or agreement conflict, then the terms of such policy or agreement shall prevail.
8.Beneficiary Designation. In accordance with the terms of the Plan, you may name a beneficiary who may exercise the Award under this Award Agreement in case of your death before you receive any or all of the Award. Each beneficiary designation shall revoke all prior designations, shall be in a form prescribed by the Company, and shall be effective only when filed in writing with the Company during your lifetime.
9.Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.
10.Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
11.Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its Affiliates, prior to the Grant Date, the terms of this Award Agreement shall always control, including, without limitation, the accelerated vesting terms set forth herein. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.
12.Restrictions on Transfer of Award. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

13.Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.
14.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
15.No Vested Right in Future Awards. You acknowledge and agree by executing this Award Agreement that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.
16.No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.
17.Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments exempt from Section 409A of the Code will be reduced before non-cash payments subject to Section 409A of the Code, followed by non-cash payments subject to the Section 409 of the Code, followed by cash payments exempt from Section 409A of the Code, followed by cash payments subject to Section 409A of the Code.
18.Governing Law; Venue. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any disputes regarding this Award, the Award Agreement or the Plan shall be brought only in the United States in the state or federal courts of the state of Delaware.
19.Electronic Delivery. Tyson may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Tyson or a third party designated by Tyson.
20.Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

21.Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Tyson may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Tyson may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any such terms and conditions shall be set forth in an Addendum prepared by Tyson which shall constitute part of this Award Agreement.
22.Additional Requirements; Amendments. Tyson reserves the right to impose other requirements on the Award, any shares of Stock acquired pursuant to the Award and your participation in the Plan to the extent Tyson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, Tyson reserves the right to amend the terms and conditions reflected in this Award Agreement, without your consent, either prospectively or retroactively, to the extent that such amendment does not materially affect your rights under the Award except as otherwise permitted under the Plan or this Award Agreement.
23.Acceptance. By electronically accepting the grant of this Award, you affirmatively and expressly acknowledge that you have read this Award Agreement, the Addendum to the Award Agreement (as applicable) and the Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that Tyson, in its sole discretion, may amend the terms and conditions reflected in this Award Agreement without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the Award, and you agree to be bound by such amendment regardless of whether notice is given to you of such change.
* * *
TYSON FOODS, INC.
By: /s/ Johanna Soderstrom
Title: EVP, Chief People Officer